EXHIBIT 99.1(1)

Resolution of the Board of Directors
of the Depositor dated November 20, 1986

CERTIFICATE OF SECRETARY

PACIFIC MUTUAL LIFE INSURANCE COMPANY


RESOLVED, that the Board of Directors of this Corporation hereby authorizes this Corporation to obtain approval from the appropriate regulatory authorities of an amendment to its Certificate of Authority to issue Variable Life Insurance Policies ("Policies"); and

RESOLVED FURTHER, that the Board of Directors of this Corporation hereby authorizes and directs the establishment of Separate Accounts ("Separate Accounts") that may be required to which the amounts received by this Corporation in connection with the sale of the Policies shall be allocated; and

RESOLVED FURTHER, that within the Separate Accounts there may be a number of Variable Accounts with different investment policies and objectives into which a policyowner may direct his interests in the Separate Accounts and the Variable Accounts; and

RESOLVED FURTHER, that the Separate Accounts are to be established and maintained in accordance with the provisions of Section 10506 of the California Insurance Codes and the regulations promulgated under that Section; and

RESOLVED FURTHER, that any Officer of this Corporation is authorized and directed to take whatever action may be necessary or advisable to establish and maintain such Separate Accounts and to register, file, or qualify the Policies for sale, including, but not limited to, determining the states or other jurisdictions in which necessary or advisable action shall be taken to qualify, file, or register the Policies for sale, performing any and all acts as such Officer deems necessary or advisable to comply with the applicable laws of any such state or jurisdiction including making any required filings with the California Insurance Department or any other regulatory authority in California or any other regulatory authority in any state or jurisdiction having jurisdiction over the insurance activities of the Company or over the Policies; performing any and all acts as such Officer deems necessary or advisable to comply with the applicable laws of the United States including, but not limited to, preparing and filing registration statements with the Securities and Exchange Commission to register the Policies or interests therein under the Securities Act of 1933 and the Investment Company Act of 1940 and to register the Separate Account under the Investment Company Act of 1940, and to file an exemptive application if necessary or advisable under the Investment Company Act of 1940 and to make such other filings or seek any interpretations that are necessary or advisable from the Securities and Exchange Commission or any other agency of the United States Government; or making any filings, seek any interpretations, or make other submissions that such Officer deems necessary or advisable with other regulatory authorities having jurisdiction over the offer and sale of the Policies; and to execute and file all requisite papers and documents, including, but not limited to, applications, reports, surety bonds, irrevocable consents, powers of attorneys, and appointments of agents for service of process, and the paying of all necessary fees and expenses as in such officer's judgment may be necessary or advisable.

I, AUDREY L. MILFS, do hereby certify that I am the duly elected, qualified and acting Secretary of Pacific Mutual Life Insurance Company, a California corporation, and I do hereby further certify that the foregoing is a true and correct copy of a resolution adopted at a meeting of the Executive Committee of the Board of Directors of said corporation duly and regularly held on November 20, 1986, at which a quorum was present and voting, and that said resolution has not been revoked or amended.

Dated this 19th day of December, 1986.

/s/ AUDREY L. MILFS

Audrey L. Milfs, Secretary